UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2024 (July 15, 2024)

OTIS WORLDWIDE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39221	83-3789412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Carrier Place
Farmington, Connecticut 06032
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code
(860) 674-3000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OTIS	New York Stock Exchange
0.318% Notes due 2026	OTIS/26	New York Stock Exchange
0.934% Notes due 2031	OTIS/31	New York Stock Exchange

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Financial Officer

Anurag Maheshwari, Executive Vice President and Chief Financial Officer, has provided Otis Worldwide Corporation (the “Company”) with notice that he will be resigning his position with the Company, effective August 23, 2024, to pursue external opportunities. Mr. Maheshwari’s resignation was not a result of any dispute or disagreement with the Company.

(c) Appointment of Chief Financial Officer

The Board of Directors has appointed Cristina Méndez as the Company’s Executive Vice President and Chief Financial Officer, effective August 23, 2024. Ms. Méndez, 44, has worked at the Company since February 2022 in Switzerland as its Senior Vice President, Finance EMEA & Transformation.  Prior to that, Ms. Méndez most recently served as Senior Vice President, Director Controlling, Telefonica Deutschland from 2018 to 2022. There are no family relationships between Ms. Méndez and any director, director nominee, or executive officer of the Company, and Ms. Méndez does not have an interest in any transaction that would be reportable under Item 404(a) of Regulation S-K.

In connection with her appointment as Chief Financial Officer, the Company entered into an offer letter with Ms. Méndez summarizing the terms of her employment and compensation. Pursuant to the offer letter, effective as of her appointment, Ms. Méndez’s base salary will be increased to $770,000, her annual short-term incentive target will be increased to 100% of her base salary under the Company’s Executive Short-Term Incentive Plan and she will be entitled to participate in the Company’s compensatory and benefit plans and arrangements generally made available to the Company’s other executive leadership group members, including the Company’s ELG Severance Plan and its Change in Control Severance Plan.

Ms. Méndez, who is currently a party to an employment agreement with a subsidiary of the Company, will relocate to the United States on an expatriate assignment on or as soon as practicable following the effective date of her appointment. She will receive customary expatriate benefits, including moving of household goods, schooling for her children, international health and welfare benefits coverage, tax preparation services and tax equalization to Switzerland. Ms. Méndez’s current employment agreement will be amended to reflect the terms of the offer letter.

Ms. Méndez will receive a supplemental 2024 annual long-term incentive plan award with an aggregate target value of $2,390,000 on the effective date of her appointment.  50% of the award will be delivered in performance share units which vest in early 2027 subject to the Compensation Committee’s certification of performance over the 2024-2026 performance period.  25% of the award will be delivered in restricted stock units and 25% in stock appreciation rights. Restricted stock units and stock appreciation rights vest ratably over three years (1/3 on each anniversary of the grant date). This award will be subject to the terms and conditions of the Company’s 2020 Long-Term Incentive Plan, as amended and restated as of January 1, 2024, and the Company’s standard schedule of terms for these awards.

The foregoing description of Ms. Méndez’s compensation arrangements is qualified in its entirety by reference to the offer letter, which is attached as Exhibit 10.1 to this report and incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Offer Letter, dated July 17, 2024, between Cristina Méndez and Otis Worldwide Corporation.

99.1	Press Release, dated July 19, 2024.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
OTIS WORLDWIDE CORPORATION

(Registrant)

Date: July 19, 2024	By:	/s/ Nora E. LaFreniere
		Name:	Nora E. LaFreniere
		Title:	Executive Vice President and General Counsel